Exhibit 99.2

FOR RELEASE: 2/9/07
MEDIA CONTACT: Ben Kiser, 402.458.3024
INVESTOR CONTACT: Cheryl Watson, 317.469.2064

NELNET, INC. SUPPLEMENTAL FINANCIAL INFORMATION FOR THE FOURTH QUARTER 2006

The following supplemental information should be read in connection with the fourth-quarter 2006 earnings press release of Nelnet, Inc. (the "Company"), dated February 9, 2007.

Information contained in this earnings supplement, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the Company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans. Certain prior year amounts have been reclassified to conform to the current period presentation. For more information see our filings with the Securities and Exchange Commission.


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                THREE MONTHS ENDED                     YEAR ENDED
                                                    -----------------------------------------  ----------------------------
                                                     DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                        2006          2006           2005           2006           2005
                                                    ------------  -------------  ------------  -------------- -------------
                                                     (UNAUDITED)   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Interest income:
    Loan interest                                   $   410,015   $   401,704   $   309,890   $ 1,543,108   $   981,479
    Amortization of loan premiums and deferred
       origination costs                                (22,838)      (21,568)      (24,160)      (87,393)      (76,530)
    Investment interest                                  24,310        25,986        17,616        94,151        44,259
                                                    ------------  ------------  ------------  ------------  ------------
      Total interest income                             411,487       406,122       303,346     1,549,866       949,208

Interest expense:
    Interest on bonds and notes payable                 347,615       333,766       222,066     1,241,174       620,111
                                                    ------------  ------------  ------------  ------------  ------------
      Net interest income                                63,872        72,356        81,280       308,692       329,097
Less provision for loan losses                            1,800         1,700         1,473        15,308         7,030
                                                    ------------  ------------  ------------  ------------  ------------
      Net interest income after provision
         for loan losses                                 62,072        70,656        79,807       293,384       322,067
                                                    ------------  ------------  ------------  ------------  ------------
Other income (expense):
    Loan and guarantee servicing income                  50,985        48,462        43,180       190,563       152,493
    Other fee-based income                               36,868        31,221        12,755       102,318        35,641
    Software services income                              4,064         4,399         2,410        15,890         9,169
    Other income                                          4,850        13,617         2,277        23,360         7,659
    Derivative market value, foreign currency,
      and put option adjustments                        (19,510)      (79,941)       21,927       (31,075)       96,227
    Derivative settlements, net                           7,013         4,973         2,041        23,432       (17,008)
                                                    ------------  ------------  ------------  ------------  ------------
      Total other income (expense)                       84,270        22,731        84,590       324,488       284,181
                                                    ------------  ------------  ------------  ------------  ------------
Operating expenses:
    Salaries and benefits                                60,842        65,383        49,117       246,116       172,732
    Other expenses                                       60,916        56,925        44,156       208,675       140,092
    Amortization of intangible assets                     6,794         6,534         4,828        25,122         9,479
    Impairment expense                                   31,090             -             -        31,090             -
                                                    ------------  ------------  ------------  ------------  ------------
      Total operating expenses                          159,642       128,842        98,101       511,003       322,303
                                                    ------------  ------------  ------------  ------------  ------------
      Income (loss) before income taxes                 (13,300)      (35,455)       66,296       106,869       283,945

Income tax expense (benefit)                             (5,990)      (13,101)       23,246        38,472       102,220
                                                    ------------  ------------  ------------  ------------  ------------
      Net income (loss) before minority interest         (7,310)      (22,354)       43,050        68,397       181,725
Minority interest in net earnings of subsidiaries             -             -          (374)         (242)         (603)
                                                    ------------  ------------  ------------  ------------  ------------
      Net income (loss)                             $    (7,310)  $   (22,354)  $    42,676   $    68,155   $   181,122
                                                    ============  ============  ============  ============  ============
      Earnings (loss) per share, basic and diluted  $     (0.14)  $     (0.42)  $      0.79   $      1.27   $      3.37
                                                    ============  ============  ============  ============  ============
Weighted average shares outstanding                  52,506,936    53,348,466    53,915,812    53,593,056    53,761,727

CONDENSED CONSOLIDATED BALANCE SHEETS AND FINANCIAL DATA

                                                         AS OF DECEMBER 31,
                                                    ---------------------------
                                                        2006           2005
                                                    ------------   ------------
                                                     (UNAUDITED)
                                                       (DOLLARS IN THOUSANDS)
Assets:
    Student loans receivable, net                  $ 23,789,552   $ 20,260,807
    Cash, cash equivalents, and investments           1,777,494      1,645,797
    Goodwill                                            191,420         99,535
    Intangible assets, net                              162,994        153,117
    Other assets                                        875,413        639,437
                                                    ------------   ------------
      Total assets                                 $ 26,796,873   $ 22,798,693
                                                    ============   ============
Liabilities:
    Bonds and notes payable                        $ 25,562,119   $ 21,673,620
    Other liabilities                                   562,904        474,955
                                                    ------------   ------------
      Total liabilities                              26,125,023     22,148,575
                                                    ------------   ------------
Minority interest in subsidiaries                             -            626

Shareholders' equity                                    671,850        649,492
                                                    ------------   ------------
      Total liabilities and shareholders' equity   $ 26,796,873   $ 22,798,693
                                                    ============   ============

Return on average total assets                             0.27%          1.00%
Return on average equity                                    9.6%          32.4%


NON-GAAP PERFORMANCE MEASURES

In accordance with the Rules and Regulations of the Securities and Exchange Commission ("SEC"), the Company prepares financial statements in accordance with generally accepted accounting principles ("GAAP"). In addition to evaluating the Company's GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as base net income. While base net income is not a substitute for reported results under GAAP, the Company provides base net income as additional information regarding its financial results.

Base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The Company's board of directors utilizes base net income to set performance targets and evaluate management's performance. The Company also believes analysts, rating agencies, and creditors use base net income in their evaluation of the Company's results of operations. While base net income is not a substitute for reported results under GAAP, the Company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company's performance that arises from certain items that are primarily affected by factors beyond the control of management. Management believes base net income provides additional insight into the financial performance of the core business activities of the Company's operations.

The following table provides a reconciliation of GAAP net income (loss) to base and adjusted base net income.

                                                          THREE MONTHS ENDED                      YEAR ENDED
                                               ----------------------------------------    -------------------------
                                               DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,   DECEMBER 31,  DECEMBER 31,
                                                   2006          2006          2005            2006         2005
                                               ------------  ------------  ------------    ------------  -----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
GAAP net income (loss) (a)                     $    (7,310)  $   (22,354)  $    42,676     $    68,155   $  181,122
Base adjustments:
    Derivative market value, foreign currency,
        and put option adjustments                  19,510        79,941       (21,927)         31,075      (96,227)
    Amortization of intangible assets                6,794         6,534         4,828          25,122        9,479
    Non-cash stock based compensation
        related to business combinations               476           476             -           1,747            -
    Variable-rate floor income                           -             -             -               -            -
                                               ------------  ------------  ------------    ------------  -----------
Total base adjustments before income taxes          26,780        86,951       (17,099)         57,944      (86,748)
Net tax effect (c)                                  (9,865)      (31,698)        6,356         (20,256)      32,823
                                               ------------  ------------  ------------    ------------  -----------
Total base adjustments                              16,915        55,253       (10,743)         37,688      (53,925)
                                               ------------  ------------  ------------    ------------  -----------
     Base net income (a)                             9,605        32,899        31,933         105,843      127,197

Adjustments to base net income:
    Special allowance yield adjustment (b)               -             -       (17,228)        (24,460)     (94,655)
    Derivative settlements, net                          -        (7,909)       (1,082)        (19,794)      15,879
                                               ------------  ------------  ------------    ------------  -----------
Total adjustments to base net income
        before income taxes                              -        (7,909)      (18,310)        (44,254)     (78,776)
Net tax effect (c)                                       -         3,006         6,958          16,817       29,935
                                               ------------  ------------  ------------    ------------  -----------
Total adjustments to base net income                     -        (4,903)      (11,352)        (27,437)     (48,841)
                                               ------------  ------------  ------------    ------------  -----------
    Adjusted base net income (a)               $     9,605   $    27,996   $    20,581     $    78,406   $   78,356
                                               ============  ============  ============    ============  ===========

Earnings (loss) per share, basic and diluted:
    GAAP net income (loss) (a)                 $     (0.14)  $     (0.42)  $      0.79     $      1.27   $     3.37
    Total base adjustments                            0.32          1.04         (0.20)           0.70        (1.00)
                                               ------------  ------------  ------------    ------------  -----------
         Base net income (a)                          0.18          0.62          0.59            1.97         2.37

    Total adjustments to base net income                 -         (0.10)        (0.21)          (0.51)       (0.91)
                                               ------------  ------------  ------------    ------------  -----------
        Adjusted base net income (a)           $      0.18   $      0.52   $      0.38     $      1.46   $     1.46
                                               ============  ============  ============    ============  ===========

------------------------------------------------

(a) Includes expense of $6.9 million ($4.3 million or $0.08 per share after tax) for the year ended December 31, 2006, to increase the Company's allowance for loan losses due to a provision in the Deficit Reduction Act that increased risk sharing for student loan holders by one percent on FFELP loans. This expense was recognized by the Company in the first quarter 2006.

(b) As previously disclosed, on January 19, 2007, the Company entered into a Settlement Agreement (the "Agreement") with the Department of Education (the "Department") to resolve the audit by the Department's Office of Inspector General (the "OIG") of the Company's portfolio of student loans receiving 9.5% special allowance payments. Under the terms of the Agreement, all 9.5% special allowance payments were eliminated for periods on and after July 1, 2006. The Company had been deferring recognition of 9.5% special allowance payments related to those loans subject to the OIG audit effective July 1, 2006 pending satisfactory resolution of this issue.

(c) Tax effect computed at 38%. The change in the value of the put option is not tax effected as this is not deductible for income tax purposes.

LIMITATIONS OF BASE NET INCOME

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that base net income is an important additional tool for providing a more complete understanding of the Company's results of operations. Nevertheless, base net income is subject to certain general and specific limitations that investors should carefully consider. For example, unlike financial statements prepared in accordance with GAAP, the Company's base net income presentation does not represent a comprehensive basis of accounting. In addition, the Company's base net income is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies. Investors, therefore, may not be able to compare our Company's performance with that of other companies based upon base net income. Base net income results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company's management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of base net income arise from the specific adjustments that management makes to GAAP results to derive base net income results. These differences are described below.

DIFFERENCES BETWEEN GAAP AND BASE NET INCOME

Management's financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company's results of operations. A more detailed discussion of the differences between GAAP and base net income follows.

DERIVATIVE MARKET VALUE, FOREIGN CURRENCY, AND PUT OPTION ADJUSTMENTS: Base net income excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives in which the Company does not qualify for "hedge treatment" under GAAP. Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"), requires that changes in fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, interest rate floor contracts, and cross-currency interest rate swaps. Management has structured all of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for "hedge treatment" as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. Since the Company plans to hold all derivative instruments until their maturity, the Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations. Included in base net income are the economic effects of the Company's derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements. These settlements are included in "Derivative settlements, net" on the Company's consolidated statements of operations.

Base net income excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps. Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds. The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds' (EURIBOR index) to an index based on LIBOR. Included in base net income are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in "Derivative settlements, net" on the Company's consolidated statements of operations. However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from base net income as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company's business plan and affect the period-to-period comparability of the results of operations. The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps. However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

Base net income also excludes the change in fair value of put options issued by the Company for certain business acquisitions. The put options are valued by the Company each reporting period using a Black-Scholes pricing model. Therefore, the fair value of these options is primarily affected by the strike price and term of the underlying option, the Company's current stock price, and the volatility of the Company's stock. The Company believes these point-in-time estimates of value that are subject to fluctuations make it difficult to evaluate the ongoing results of operations against the Company's business plans and affects the period-to-period comparability of the results of operations.

The gains and/or losses included in "Derivative market value, foreign currency, and put option adjustments" on the Company's consolidated statements of operations are primarily caused by interest rate and currency volatility, changes in the value of put options based on the inputs used in the Black-Scholes pricing model, as well as the volume and terms of put options and of derivatives not receiving hedge treatment. Base net income excludes these unrealized gains and losses and isolates the effect of interest rate, currency, and put option volatility on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the put options and the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

AMORTIZATION OF INTANGIBLE ASSETS: Base net income excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company's acquisitions, since the Company feels that such charges do not drive the Company's operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

NON-CASH STOCK BASED COMPENSATION RELATED TO BUSINESS COMBINATIONS: The Company has structured certain business combinations in which the stock consideration paid has been dependent on the sellers' continued employment with the Company. As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement. Base net income excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations. If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company's results of operations.

VARIABLE-RATE FLOOR INCOME: Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments. The Company refers to this additional income as variable-rate floor income. The Company excludes variable rate floor income from its base net income since its timing and amount (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads. In addition, because variable rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company's control which can affect the period-to-period comparability of results of operations. There was no variable-rate floor income in the periods presented.

SPECIAL ALLOWANCE YIELD ADJUSTMENT AND RELATED HEDGING ACTIVITY: The Company excludes the special allowance yield adjustments and the net settlements received or paid on those derivative instruments used to hedge the student loans earning the 9.5% special allowance payments. Pursuant to the settlement agreement entered into with the Department, effective July 1, 2006, the Company no longer receives 9.5% special allowance payments. Prior to this agreement, the Company excluded the special allowance yield adjustments from base net income because the Company expected 9.5% special allowance payments to decline over time due to the fact that in April 2004 it ceased adding loans receiving 9.5% special allowance payments to its portfolio.

STUDENT LOANS RECEIVABLE

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses. The following table describes the components of the Company's loan portfolio:

                                                      AS OF DECEMBER 31,
                                       ------------------------------------------------
                                                2006                      2005
                                       ----------------------     ---------------------
                                                     PERCENT                  PERCENT
                                          DOLLARS    OF TOTAL       DOLLARS   OF TOTAL
                                       -----------  ---------     ----------  ---------
                                                   (DOLLARS IN THOUSANDS)
Federally insured:
   Stafford                          $  5,724,586      24.1 %  $  6,434,655      31.8 %
   PLUS/SLS                               365,112       1.5         376,042       1.8
   Consolidation                       17,127,623      72.0      13,005,378      64.2
Non-federally insured                     197,147       0.8          96,880       0.5
                                      ------------ ---------    ------------  --------
     Total                             23,414,468      98.4      19,912,955      98.3

Unamortized premiums and deferred
   origination costs                      401,087       1.7         361,242       1.8
Allowance for loan losses:
   Allowance - federally insured           (7,601)      0.0             (98)      0.0
   Allowance - non-federally insured      (18,402)     (0.1)        (13,292)     (0.1)
                                      ------------ ---------    ------------  --------
     Net                             $ 23,789,552     100.0 %  $ 20,260,807     100.0 %
                                      ============ =========    ============  ========

The following table sets forth the loans originated or acquired through each of the Company's channels:

                                                          THREE MONTHS ENDED                     YEAR ENDED
                                               ----------------------------------------- --------------------------
                                               DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31, DECEMBER 31,
                                                   2006          2006           2005          2006         2005
                                               ------------  ------------  ------------  ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
Beginning balance                             $ 22,534,661  $ 22,012,670  $ 16,185,721  $ 19,912,955  $ 13,299,094
Direct channel:
    Consolidation loan originations              1,762,371     1,493,981     1,413,260     5,299,820     4,037,366
    Less consolidation of existing portfolio      (843,749)     (726,700)     (691,900)   (2,643,880)   (1,966,000)
                                               ------------  ------------  ------------  ------------  ------------
      Net consolidation loan originations          918,622       767,281       721,360     2,655,940     2,071,366
    Stafford/PLUS loan originations                192,533       385,997       152,996     1,035,695       720,545
Branding partner channel (a)                        69,498        94,229       161,808       910,756       657,720
Forward flow channel                               332,702       336,775       251,940     1,600,990     1,153,125
Other channels (a)                                  12,209         2,070       126,810       492,737       796,886
                                               ------------  ------------  ------------  ------------  ------------
    Total channel acquisitions                   1,525,564     1,586,352     1,414,914     6,696,118     5,399,642

Loans acquired in portfolio and
    business acquisitions                                -             -     3,071,479             -     3,071,479
Repayments, claims, capitalized
    interest, and other                           (125,756)     (368,789)     (402,659)   (1,332,086)   (1,002,260)
Consolidation loans lost to external parties      (307,649)     (342,400)     (356,500)   (1,114,040)     (855,000)
Loans sold (b)                                    (212,352)     (353,172)            -      (748,479)            -
                                               ------------  ------------  ------------  ------------  ------------
Ending balance                                $ 23,414,468  $ 22,534,661  $ 19,912,955  $ 23,414,468  $ 19,912,955
                                               ============  ============  ============  ============  ============

(a) Included in "Other channels" for the year ended December 31, 2005 is $630.8 million of student loans purchased from Union Bank and Trust ("Union Bank"), an entity under common control with the Company. The acquisition of these loans was made by the Company as part of an agreement with Union Bank entered into in February 2005. As part of this agreement, Union Bank also committed to transfer to the Company substantially all of the remaining balance of Union Bank's origination rights in guaranteed student loans. As such, beginning in the second quarter of 2005, all loans originated by Union Bank on behalf of the Company are presented in the table above as direct channel originations. The spot purchase of this loan portfolio has been reclassified from the branding partner channel from prior period presentations.

(b) During the three months and year ended December 31, 2006, the Company recorded gains of $2.4 million and $15.9 million, respectively, from the sale of loans.

STUDENT LOAN SPREAD

The following table analyzes the student loan spread on the Company's portfolio of student loans. This table represents the spread on assets earned in conjunction with the liabilities used to fund the assets, including the effects of net derivative settlements.

                                                                   THREE MONTHS ENDED                        YEAR ENDED
                                                        ----------------------------------------  ---------------------------
                                                        DECEMBER 31,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                            2006          2006          2005          2006          2005
                                                        ------------  ------------  ------------  ------------   ------------
Student loan yield (a)                                         7.88 %        7.91 %        7.30 %        7.85 %         6.90 %
Consolidation rebate fees                                     (0.76)        (0.72)        (0.68)        (0.72)         (0.65)
Premium and deferred origination costs amortization (b)       (0.33)        (0.39)        (0.52)        (0.39)         (0.49)
                                                        ------------  ------------  ------------  ------------   ------------
Student loan net yield                                         6.79          6.80          6.10          6.74           5.76
Student loan cost of funds (c)                                (5.48)        (5.32)        (4.27)        (5.12)         (3.75)
                                                        ------------  ------------  ------------  ------------   ------------
Student loan spread                                            1.31          1.48          1.83          1.62           2.01
Special allowance yield adjustments, net of
   settlements on derivatives (d)                                 -         (0.14)        (0.39)        (0.20)         (0.50)
                                                        ------------  ------------  ------------  ------------   ------------
Core student loan spread (e)                                   1.31 %        1.34 %        1.44 %        1.42 %         1.51 %
                                                        ============  ============  ============  ============   ============

Average balance of student loans (in thousands)         $22,978,951   $22,170,118   $18,567,481   $21,696,466    $15,716,388
Average balance of debt outstanding (in thousands)       24,552,113    23,881,928    19,993,539    23,379,258     16,759,511

---------------------------------------------------------

(a) The student loan yield for the three months and year ended December 31, 2006 does not include the $2.8 million charge to write off accounts receivable from the Department related to third quarter 9.5% special allowance payments that will not be received under the Company's previously disclosed Settlement Agreement with the Department. The $2.8 million relates to loans earning 9.5% special allowance payments that were not subject to the OIG audit.

(b) Premium and deferred origination costs amortization for the three months and year ended December 31, 2006 excludes premium amortization related to the Company's portfolio of 9.5% loans purchased in October 2005 as part of a business combination.

(c) The student loan cost of funds includes the effects of net settlement costs on the Company's derivative instruments (excluding the $2.0 million settlement related to the derivative instrument entered into in connection with the issuance of the junior subordinated hybrid securities and the net settlements of $7.0 million for the three months ended December 31, 2006 on those derivatives no longer hedging student loan assets).

(d) The special allowance yield adjustments represent the impact on net spread had loans earned at statutorily defined rates under a taxable financing. The special allowance yield adjustments include net settlements on derivative instruments that were used to hedge this loan portfolio earning the excess yield. As previously disclosed, on January 19, 2007, the Company entered into a Settlement Agreement with the Department to resolve the audit by the OIG of the Company's portfolio of student loans receiving 9.5% special allowance payments. Under the terms of the Agreement, all 9.5% special allowance payments were eliminated for periods on and after July 1, 2006. The Company had been deferring recognition of 9.5% special allowance payments related to those loans subject to the OIG audit effective July 1, 2006 pending satisfactory resolution of this issue.

(e) The core student loan spread for the three months ended September 30, 2006 would have been 1.32% had the Company not included the 9.5% special allowance payments on those loans that were not subject to the OIG audit and the related premium amortization on those loans purchased in October 2005 as part of a business combination in the calculation of student loan spread.

INTEREST RATE SENSITIVITY

A portion of the Company's student loan assets earn a fixed rate. As a result, management uses fixed-rate debt and interest rate swaps to reduce the economic effect of interest rate volatility. The following table shows the Company's student loan assets currently earning at a fixed rate as of December 31, 2006:

                            BORROWER/
              FIXED          LENDER           ESTIMATED
             INTEREST       WEIGHTED           VARIABLE       BALANCE
               RATE          AVERAGE          CONVERSION      OF FIXED
              RANGE           YIELD            RATE (A)      RATE ASSETS
            ---------    ----------------   -------------    -----------
                                                             (DOLLARS IN
                                                              THOUSANDS)

            8.0 - 9.0%        8.23              5.59         $  377,489
             > 9.0            9.05              6.41            409,889
                                                             -----------
                                                             $  787,378
                                                             ===========

            ------------------------

     (a) The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.

The following table summarizes the outstanding derivative instruments as of December 31, 2006 used by the Company to hedge the fixed-rate loan portfolio.

                                           WEIGHTED
                                         AVERAGE FIXED
                          NOTIONAL      RATE PAID BY THE
            MATURITY       VALUES           COMPANY
        -------------   -------------   ----------------
                        (DOLLARS IN
                         THOUSANDS)

        2006 (a)        $   250,000              3.16 %
        2008                462,500              3.76
        2009                312,500              4.01
                        -----------   -----------------

        Total           $ 1,025,000              3.69 %
                        ===========   =================

        (a)   Expired on December 31, 2006.

In addition to the interest rate swaps with notional values of $1.0 billion summarized above, as of December 31, 2006, the Company had $403.4 million of fixed-rate debt (excluding the Company's fixed-rate unsecured debt of $475.0 million) that was used by the Company to hedge fixed-rate student loan assets.

As previously disclosed, on January 19, 2007, the Company reached a Settlement Agreement with the Department to resolve the audit by the OIG of the Company's portfolio of student loans receiving the 9.5% special allowance payments. Under the terms of the Agreement, all 9.5% special allowance payments will no longer be received by the Company.

In consideration of not receiving the 9.5% special allowance payments on a prospective basis, the Company entered into a series of off-setting interest rate swaps that mirror the $2.45 billion in pre-existing interest rate swaps that the Company had utilized to hedge its loan portfolio receiving 9.5% special allowance payments against increases in interest rates. The net effect of the new offsetting derivatives is to lock in a series of future income streams on underlying trades through their respective maturity dates. A summary of these derivatives is as follows (notional amounts in thousands):

                             WEIGHTED                          WEIGHTED
                           AVERAGE FIXED                    AVERAGE FIXED
              NOTIONAL     RATE PAID BY      NOTIONAL      RATE RECEIVED BY
 MATURITY      AMOUNT       THE COMPANY       AMOUNT          THE COMPANY
----------  ------------  --------------   ------------   -----------------
   2007     $   512,500       3.42 %       $   512,500          5.25 %  (a)
   2010       1,137,500       4.25           1,137,500          4.75
   2012         275,000       4.31             275,000          4.76
   2013         525,000       4.36             525,000          4.80
            ------------  --------------   ------------   -----------------
            $ 2,450,000       4.11 %       $ 2,450,000          4.87 %
            ============  ==============   ============   =================

     (a) The effective date of the 2007 derivatives in which the Company will receive a fixed rate is January 2, 2007.


DERIVATIVE SETTLEMENTS

The following table summarizes the components of derivative settlements.

                                                                    THREE MONTHS ENDED                     YEAR ENDED
                                                          ---------------------------------------- --------------------------
                                                          DECEMBER 31, SEPTEMBER 30,  DECEMBER 31, DECEMBER 31,  DECEMBER 31,
                                                              2006          2006          2005         2006          2005
                                                          ------------ ------------- ------------- ------------  ------------
                                                                                 (DOLLARS IN THOUSANDS)
Interest rate and basis swap derivatives- loan portfolio  $    4,291   $     4,172    $      959     $  12,992   $   (1,129)
Interest rate swap derivatives- other (a)                      7,044             -             -         7,044            -
Special allowance yield adjustment derivatives (a)                 -         7,909         1,082        19,794      (15,879)
Cross currency interest rate swaps                            (4,322)       (5,115)            -       (14,405)           -
Other (b)                                                          -        (1,993)            -        (1,993)           -
                                                         ------------  ------------  ------------  ------------ ------------
Derivative settlements, net                               $    7,013   $     4,973    $    2,041     $  23,432   $  (17,008)
                                                         ============  ============  ============  ============ ============

(a) Derivative settlements for interest rate swaps "other" include settlements on the portfolio of derivatives that the Company had used to hedge 9.5% special allowance payments and the portfolio of off-setting interest rate swaps the Company entered into during the fourth quarter 2006. The new derivatives mirror the 9.5% special allowance payment derivatives. Settlements on the 9.5% special allowance derivatives were classified in the special allowance yield adjustment derivatives line item through September 30, 2006.

(b) During 2006, the Company issued junior subordinated hybrid securities and entered into a derivative instrument to economically lock into a fixed interest rate prior to the actual pricing of the transaction. Upon pricing of these notes, the Company terminated this derivative instrument. The consideration paid by the Company to terminate this derivative was $2.0 million.

STUDENT LOAN SERVICING

The Company performs servicing activities for its own portfolio and third parties. The following table summarizes the Company's loan servicing volumes:

                                                     AS OF DECEMBER 31,
                           -----------------------------------------------------------------------
                                          2006                                  2005
                           ----------------------------------    ---------------------------------
                             COMPANY  THIRD PARTY     TOTAL        COMPANY  THIRD PARTY     TOTAL
                           ---------- -----------  ----------    ---------- ----------- ----------
                                                    (DOLLARS IN MILLIONS)
FFELP and private loans     $ 21,869    $  8,725    $ 30,594      $ 16,969    $ 10,020   $ 26,989
Canadian loans (in U.S. $)         -       9,043       9,043 (a)        -       8,139      8,139
                           ---------- -----------  ----------    ---------- ----------- ----------
Total                       $ 21,869    $ 17,768    $ 39,637      $ 16,969    $ 18,159   $ 35,128
                           ========== ===========  ==========    ========== =========== ==========

     (a) As previously disclosed, EDULINX Canada Corporation, a subsidiary of Nelnet, TED] announced that the Government of Canada decided to award a competitive contract to provide services in support of the Canada and Integrated Student Loan Programs (CSLP) upon the expiration of the current EDULINX contract for such services to another service provider. The Government of Canada is EDULINX's largest customer. This contract is scheduled to expire on March 31, 2008. As a result of this decision, EDULINX will be required to transition the existing CSLP portfolio it services to the selected service provider. As of December 31, 2006, the Company serviced $7.7 billion of CSLP loans.